SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ________________

                                  SCHEDULE 13G
                                 (Rule 13d-102)
                                ________________

    INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c)
              AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2
                 UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No. 1)*


                     Qiao Xing Mobile Communication Co., Ltd.
                                 (Name of Issuer)

                                  Ordinary Shares
                            (Title of Class of Securities)

                                    G73031109
                                  (CUSIP Number)

                                   December 31, 2008
               (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)

___________

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



CUSIP No. G73031109
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          DKR Capital Partners, LP
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
               _____________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    $61,702,432 in principal amount of Convertible Bonds
		    convertible into 15,235,169 shares of Common Stock
		    Warrants to Purchase 3,627,186 shares of Common
		    Stock
OWNED BY       _____________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    $61,702,432 in principal amount of Convertible Bonds
		    convertible into 15,235,169 shares of Common Stock
		    Warrants to Purchase 3,627,186 shares of Common
		    Stock
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          $61,702,432 in principal amount of Convertible Bonds
	  convertible into 15,235,169 shares of Common Stock
	  Warrants to Purchase 3,627,186 shares of Common
	  Stock
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          9.99%
	  *If the warrants were exercised and the convertible bonds were converted, the filer would hold over 9.99% of the Common Stock upon such exercise. Notwithstanding the foregoing, the warrants and convertible bonds both provide limitations on the exercise of such warrants and conversion of such convertible bonds, such that the number of shares of Common Stock that may be acquired by the holder upon exercise of the warrants and the conversion of the convertible bonds shall be limited to the extent necessary to ensure that following such exercise and conversion the total number of shares of Common Stock then beneficially owned by such holder does not exceed 9.99% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such exercise or conversion) for the purposes of
          Section 13(d) of the Exchange Act.
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
          IA
_____________________________________________________________________________


CUSIP No. G73031109
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          DKR Oasis Management Company, LP
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
               _____________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    $61,702,432 in principal amount of Convertible Bonds
	  	    convertible into 15,235,169 shares of Common Stock
	  	    Warrants to Purchase 3,627,186 shares of Common
	  	    Stock
OWNED BY       _____________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    $61,702,432 in principal amount of Convertible Bonds
	  	    convertible into 15,235,169 shares of Common Stock
	  	    Warrants to Purchase 3,627,186 shares of Common
	  	    Stock
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          $61,702,432 in principal amount of Convertible Bonds
	  convertible into 15,235,169 shares of Common Stock
	  Warrants to Purchase 3,627,186 shares of Common
	  Stock
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          9.99%
	  *If the warrants were exercised and the convertible bonds were converted, the filer would hold over 9.99% of the Common Stock upon such exercise. Notwithstanding the foregoing, the warrants and convertible bonds both provide limitations on the exercise of such warrants and conversion of such convertible bonds, such that the number of shares of Common Stock that may be acquired by the holder upon exercise of the warrants and the conversion of the convertible bonds shall be limited to the extent necessary to ensure that following such exercise and conversion the total number of shares of Common Stock then beneficially owned by such holder does not exceed 9.99% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such exercise or conversion) for the purposes of
          Section 13(d) of the Exchange Act.
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
          IA
_____________________________________________________________________________


CUSIP No. G73031109
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          DKR Soundshore Oasis Holding Fund, Ltd.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               Cayman Islands
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
                _____________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    $39,356,840 in principal amount of Convertible Bonds
		    convertible into 9,717,738 shares of Common Stock
		    Warrants to Purchase 3,376,659 shares of Common Stock
OWNED BY
                _____________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING
                _____________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    $39,356,840 in principal amount of Convertible Bonds
		    convertible into 9,717,738 shares of Common Stock
		    Warrants to Purchase 3,376,659 shares of Common Stock
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          $39,356,840 in principal amount of Convertible Bonds
	  convertible into 9,717,738 shares of Common Stock
          Warrants to Purchase 3,376,659 shares of Common Stock
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          9.99%
	  *If the warrants were exercised and the convertible bonds were converted, the filer would hold over 9.99% of the Common Stock upon such exercise. Notwithstanding the foregoing, the warrants and convertible bonds both provide limitations on the exercise of such warrants and conversion of such convertible bonds, such that the number of shares of Common Stock that may be acquired by the holder upon exercise of the warrants and the conversion of the convertible bonds shall be limited to the extent necessary to ensure that following such exercise and conversion the total number of shares of Common Stock then beneficially owned by such holder does not exceed 9.99% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such exercise or conversion) for the purposes of
          Section 13(d) of the Exchange Act.
____________________________________________
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
          OO
_____________________________________________________________________________


CUSIP No. G73031109
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          Chestnut Fund, Ltd.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               Cayman Islands
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
                _____________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    $20,000,000 in principal amount of Convertible Bonds
		    convertible into 4,938,272 shares of Common Stock
OWNED BY
                _____________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING
                _____________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
         	    $20,000,000 in principal amount of Convertible Bonds
		    convertible into 4,938,272 shares of Common Stock
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          $20,000,000 in principal amount of Convertible Bonds
	  convertible into 4,938,272 shares of Common Stock
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          6.92%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
          OO
_____________________________________________________________________________




CUSIP No. G73031109
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          Cedar DKR Holding Fund, Ltd.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               Cayman Islands
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
                _____________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    $2,345,592 in principal amount of Convertible Bonds
		    convertible into 579,159 shares of Common Stock
		    Warrants to Purchase 250,527 shares of Common Stock
OWNED BY
                _____________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING
                _____________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    $2,345,592 in principal amount of Convertible Bonds convertible into 579,159 shares of Common Stock
		    Warrants to Purchase 250,527 shares of Common Stock

_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          $2,345,592 in principal amount of Convertible Bonds
          convertible into 579,159 shares of Common Stock
	  Warrants to Purchase 250,527 shares of Common Stock
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          1.16%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
          OO
_____________________________________________________________________________




CUSIP No. G73031109
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          Seth Fischer
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               United States
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
                _____________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    $61,702,432 in principal amount of Convertible Bonds
		    convertible into 15,235,169 shares of Common Stock
          	    Warrants to Purchase 3,627,186 shares of Common Stock
OWNED BY
                _____________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING
                _____________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    $61,702,432 in principal amount of Convertible Bonds
		    convertible into 15,235,169 shares of Common Stock
          	    Warrants to Purchase 3,627,186 shares of Common Stock
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          $61,702,432 in principal amount of Convertible Bonds
	  convertible into 15,235,169 shares of Common Stock
          Warrants to Purchase 3,627,186 shares of Common Stock
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          9.99%
	  *If the warrants were exercised and the convertible bonds were converted, the filer would hold over 9.99% of the Common Stock upon such exercise. Notwithstanding the foregoing, the warrants and convertible bonds both provide limitations on the exercise of such warrants and conversion of such convertible bonds, such that the number of shares of Common Stock that may be acquired by the holder upon exercise of the warrants and the conversion of the convertible bonds shall be limited to the extent necessary to ensure that following such exercise and conversion the total number of shares of Common Stock then beneficially owned by such holder does not exceed 9.99% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such exercise or conversion) for the purposes of
          Section 13(d) of the Exchange Act.
____________________________________________
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
          IN
_____________________________________________________________________________





 CUSIP No. G73031109

ITEM 1(a).  NAME OF ISSUER:
            Qiao Xing Mobile Communication Co., Ltd.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
            CEC Building, 10th Floor,
            6 Zhongguancun South Street,
            Beijing F4 100086

ITEM 2(a).   NAME OF PERSONS FILING:
     This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

          (i) DKR Capital Partners, L.P., a Delaware limited partnership ("DKR"), is a registered investment adviser and the managing general partner of DKR Oasis Management Company, LP, a Delaware limited partnership (the "Investment Manager"), which is the investment manager of DKR Soundshore Oasis Holding Fund, Ltd. ("Soundshore Oasis"), Chestnut Fund, Ltd. ("Chestnut") and Cedar DKR Holding Fund, Ltd. ("Cedar") with respect to the Ordinary Shares reported in this Schedule 13G.

         (ii) DKR Oasis Management Company, LP, a Delaware limited partnership
	      (the "Investment Manager"), is the investment manager of Soundshore
	      Oasis, Chestnut and Cedar with respect to the Ordinary Shares reported
	      in this Schedule 13G.

         (iii) DKR Soundshore Oasis Holding Fund, Ltd., a Cayman Islands exempted company ("Soundshore Oasis"), with respect to Ordinary Shares owned by it.

          (iv) Chestnut Fund, Ltd. a Cayman Islands exempted company ("Chestnut"), with respect to Ordinary Shares owned by it.

	  (V) Cedar DKR Holding Fund, Ltd., a Cayman Islands exempted company ("Cedar"), with respect to Ordinary Shares owned by it.

          (vi) Seth Fischer ("Mr. Fischer") is responsible for the supervision and conduct of all investment activities of the Investment
	       Manager, including all investment decisions with respect to
	       the assets of Soundshore Oasis, Chestnut and Cedar, including the
	       Ordinary Shares reported in this Schedule 13G owned by such investment
	       funds.

ITEM 2(b).   ADDRESS OF PRINCIPAL BUSINESS OFFICE OF PERSONS FILING:
     The address of the principal business office of each of DKR and the Investment Manager is 1281 East Main Street, Stamford, CT 06902.
The address of the principal business office of each of Soundshore
Oasis, Chestnut and Cedar is c/o Codan Trust Company (Cayman) Ltd., Cricket Square, Hutchins Drive, George Town, Grand Cayman, KY1-1111.
The address of the principal business office of Mr. Fischer is Suite 2608, 26th Floor, Two Exchange Square, Central, Hong Kong.

ITEM 2(c).   CITIZENSHIP:
          DKR and the Investment Manager are Delaware limited partnerships. Soundshore Oasis, Chestnut and Cedar are Cayman Islands exempted companies. Mr. Fischer is a United States citizen.

CUSIP No. G73031109

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:
            Ordinary Shares.

ITEM 2(e).  CUSIP NUMBER:      G73031109

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

          (a) [ ] Broker or dealer registered under Section 15 of the Act;

          (b) [ ]   Bank as defined in Section 3(a)(6) of the Act;

          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act;

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940;

          (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940: see Rule 13d-1(b)(1)(ii)(E);

          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F);

          (g) [ ]   Parent Holding Company, in accordance with Rule 13d-
                    1(b)(ii)(G);

          (h) [ ] Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

          (j) (  )  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         IF THIS STATEMENT IS FILED PURSUANT TO Rule 13d-1(c), CHECK THIS BOX.
	[x]


CUSIP No. G73031109

ITEM 4.   OWNERSHIP.

          DKR is a registered investment adviser and the managing general partner of the Investment Manager, which is the investment manager of Soundshore Oasis, Chestnut and Cedar with respect to which it has voting and dispositive authority over the Ordinary Shares reported in this Schedule 13G. Mr. Fischer is responsible for the supervision of all investment activities of the Investment Manager, including all investment decisions with respect to the assets of Soundshore Oasis, Chestnut and Cedar, and therefore may be deemed to be the beneficial owner of the Ordinary Shares owned by such investment funds reported in this Schedule 13G.

          Each of DKR, the Investment Manager and Mr. Fischer hereby disclaims beneficial ownership of any such Ordinary Shares.

	A.  DKR
         (a) Amount beneficially owned:
	     $61,702,432 in principal amount of Convertible Bonds convertible into 15,235,169 shares of Common Stock
             Warrants to Purchase 3,627,186 shares of Common Stock
         (b) Percent of class: 9.99%
             *If the warrants were exercised and the convertible bonds were converted, the filer would hold over 9.99% of the Common Stock upon such exercise. Notwithstanding the foregoing, the warrants and convertible bonds both provide limitations on the exercise of such warrants and conversion of such convertible bonds, such that the number of shares of Common Stock that may be acquired by the holder upon exercise of the warrants and the conversion of the convertible bonds shall be limited to the extent necessary to ensure that following such exercise and conversion the total number of shares of Common Stock then beneficially owned by such holder does not exceed 9.99% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such exercise or conversion) for the purposes of
             Section 13(d) of the Exchange Act.

        (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         $61,702,432 in principal amount of Convertible Bonds convertible into 15,235,169 shares of Common Stock Warrants to Purchase 3,627,186 shares of Common Stock
                  (iii)  sole power to dispose or to direct the disposition
                         of 0
                  (iv) shared power to dispose or to direct the disposition $61,702,432 in principal amount of Convertible Bonds convertible into 15,235,169 shares of Common Stock Warrants to Purchase 3,627,186 shares of Common Stock
      B.  Investment Manager
        (a)  Amount beneficially owned:
	     $61,702,432 in principal amount of Convertible Bonds
	     convertible into 15,235,169 shares of Common Stock
             Warrants to Purchase 3,627,186 shares of Common Stock
        (b)  Percent of class:  9.99%
	     *If the warrants were exercised and the convertible bonds were converted, the filer would hold over 9.99% of the Common Stock upon such exercise. Notwithstanding the foregoing, the warrants and convertible bonds both provide limitations on the exercise of such warrants and conversion of such convertible bonds, such that the number of shares of Common Stock that may be acquired by the holder upon exercise of the warrants and the conversion of the convertible bonds shall be limited to the extent necessary to ensure that following such exercise and conversion the total number of shares of Common Stock then beneficially owned by such holder does not exceed 9.99% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such exercise or conversion) for the purposes of
             Section 13(d) of the Exchange Act.
        (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         $61,702,432 in principal amount of Convertible Bonds convertible into 15,235,169 shares of Common Stock Warrants to Purchase 3,627,186 shares of Common Stock
                  (iii)  sole power to dispose or to direct the disposition
                         of 0
                  (iv)   shared power to dispose or to direct the disposition
                         of
			 $61,702,432 in principal amount of Convertible Bonds convertible into 15,235,169 shares of Common Stock Warrants to Purchase 3,627,186 shares of Common Stock
      C.  Soundshore Oasis
        (a)  Amount beneficially owned:
	     $39,356,840 in principal amount of Convertible Bonds
	     convertible into 9,717,738 shares of Common Stock
	     Warrants to Purchase 3,376,659 shares of Common Stock
        (b)  Percent of class: 9.99%
             *If the warrants were exercised and the convertible bonds were converted, the filer would hold over 9.99% of the Common Stock upon such exercise. Notwithstanding the foregoing, the warrants and convertible bonds both provide limitations on the exercise of such warrants and conversion of such convertible bonds, such that the number of shares of Common Stock that may be acquired by the holder upon exercise of the warrants and the conversion of the convertible bonds shall be limited to the extent necessary to ensure that following such exercise and conversion the total number of shares of Common Stock then beneficially owned by such holder does not exceed 9.99% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such exercise or conversion) for the purposes of
             Section 13(d) of the Exchange Act.
        (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         $39,356,840 in principal amount of Convertible Bonds convertible into 9,717,738 shares of Common Stock Warrants to Purchase 3,376,659 shares of Common Stock
                  (iii) sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition of
			 $39,356,840 in principal amount of Convertible Bonds convertible into 9,717,738 shares of Common Stock Warrants to Purchase 3,376,659 shares of Common Stock


CUSIP No. G73031109
    D.  Chestnut
        (a)  Amount beneficially owned:
	     $20,000,000 in principal amount of Convertible Bonds
	     convertible into 4,938,272 shares of Common Stock
        (b)  Percent of class: 6.92%
        (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         $20,000,000 in principal amount of Convertible Bonds convertible into 4,938,272 shares of Common Stock
                  (iii)  sole power to dispose or to direct the disposition
		         of 0
                  (iv)   shared power to dispose or to direct the disposition
                         of
			 $20,000,000 in principal amount of Convertible Bonds convertible into 4,938,272 shares of Common Stock
      D.  Cedar
        (a)  Amount beneficially owned:
	     $2,345,592 in principal amount of Convertible Bonds
	     convertible into 579,159 shares of Common Stock
	     Warrants to Purchase 250,527 shares of Common Stock
        (b)  Percent of class: 1.16%
        (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         $2,345,592 in principal amount of Convertible Bonds convertible into 579,159 shares of Common Stock
	     		 Warrants to Purchase 250,527 shares of Common Stock
                  (iii)  sole power to dispose or to direct the disposition
		         of 0
                  (iv)   shared power to dispose or to direct the disposition
                         of
			 $2,345,592 in principal amount of Convertible Bonds convertible into 579,159 shares of Common Stock
	     		 Warrants to Purchase 250,527 shares of Common Stock
      E.  Mr. Fischer
        (a)  Amount beneficially owned:
	     $61,702,432 in principal amount of Convertible Bonds
	     convertible into 15,235,169 shares of Common Stock
             Warrants to Purchase 3,627,186 shares of Common Stock
        (b)  Percent of class: 9.99%
             *If the warrants were exercised and the convertible bonds were converted, the filer would hold over 9.99% of the Common Stock upon such exercise. Notwithstanding the foregoing, the warrants and convertible bonds both provide limitations on the exercise of such warrants and conversion of such convertible bonds, such that the number of shares of Common Stock that may be acquired by the holder upon exercise of the warrants and the conversion of the convertible bonds shall be limited to the extent necessary to ensure that following such exercise and conversion the total number of shares of Common Stock then beneficially owned by such holder does not exceed 9.99% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such exercise or conversion) for the purposes of
             Section 13(d) of the Exchange Act.
        (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         $61,702,432 in principal amount of Convertible Bonds convertible into 15,235,169 shares of Common Stock Warrants to Purchase 3,627,186 shares of Common Stock
                  (iii) sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition of
			 $61,702,432 in principal amount of Convertible Bonds convertible into 15,235,169 shares of Common Stock Warrants to Purchase 3,627,186 shares of Common Stock


CUSIP No. G73031109

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
            Not applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
           DKR is the managing general partner of the Investment Manager, which is the investment manager of Soundshore Oasis, Chestnut and Cedar with respect to which it has voting and dispositive authority over the Ordinary Shares reported in this Schedule 13G. Mr. Fischer is responsible for the supervision and conduct of all investment activities of the Investment Manager, including all investment decisions with respect to the assets of Soundshore Oasis, Chestnut and Cedar, and therefore may be deemed to be the beneficial owner of the Ordinary Shares owned by such investment funds reported in this Schedule 13G.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
          See Item 4.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
          Not applicable.

ITEM 10.  CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))

          Each of the Reporting Persons hereby make the following certification:

          By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and not held in connection with or as a participant in any transaction having that purpose or effect.



CUSIP No. G73031109

SIGNATURES

      After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  February 13, 2009           /s/ Barbara Burger
                                    ___________________________________
                                    DKR CAPITAL PARTNERS, LP
                                    By Barbara Burger
                                    President and General Counsel

                                    /s/ Barbara Burger
                                    ___________________________________
                                    DKR OASIS MANAGEMENT COMPANY, LP
                                    By DKR CAPITAL PARTNERS, LP, its
                                    managing general partner;
                                    By Barbara Burger
                                    President and General Counsel

                                    /s/ Barbara Burger
                                    ___________________________________
                                    DKR SOUNDSHORE OASIS HOLDING FUND, Ltd.
                                    By Barbara Burger
                                    Director

				    /s/ Barbara Burger
                                    ___________________________________
                                    CHESTNUT FUND, Ltd.
                                    By Barbara Burger
                                    Director

                                    /s/ Barbara Burger
                                    ___________________________________
                                    CEDAR DKR HOLDING FUND, Ltd.
                                    By Barbara Burger
                                    Director

                                    /s/ Seth Fischer
                                    ___________________________________
                                    Seth Fischer




                                 EXHIBIT 1

                         JOINT ACQUISITION STATEMENT
                          PURSUANT TO RULE 13d-1(k)


           The undersigned acknowledge and agree that the foregoing statement on Schedule 13G, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.


DATED:  February 13, 2009           /s/ Barbara Burger
                                    ___________________________________
                                    DKR CAPITAL PARTNERS, LP
                                    By Barbara Burger
                                    President and General Counsel

                                    /s/ Barbara Burger
                                    ___________________________________
                                    DKR OASIS MANAGEMENT COMPANY, LP
                                    By DKR CAPITAL PARTNERS, LP, its
                                    managing general partner
                                    By Barbara Burger
                                    President and General Counsel

                                    /s/ Barbara Burger
                                    ___________________________________
                                    DKR SOUNDSHORE OASIS HOLDING FUND, Ltd.
                                    By Barbara Burger
                                    Director

 				    /s/ Barbara Burger
                                    ___________________________________
                                    CHESTNUT FUND, Ltd.
                                    By Barbara Burger
                                    Director

                                    /s/ Barbara Burger
                                    ___________________________________
                                    CEDAR DKR HOLDING FUND, Ltd.
                                    By Barbara Burger
                                    Director

                                    /s/ Seth Fischer
                                    ___________________________________
                                    Seth Fischer